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                                                                     Exhibit 5.1



 DUMOULIN BLACK                                 10th Floor, 595 Howe Street
 Barristers & Solicitors                        Vancouver, Canada
                                                V6C 2T5
                                                Telephone No. (604) 687-1224
                                                Telecopier No. (604) 687-8772



January 27, 1999



PLC Systems, Inc.
10 Forge Park
Franklin, Massachusetts 02038



Ladies and Gentlemen:



We are British Columbia counsel for PLC Systems Inc. (the "Company") which we understand has filed with the U.S. Securities & Exchange Commission a registration statement on Form S-3 ("Registration Statement") that relates to the issuance of up to US$12 million of common shares in the capital of the Company (the "Shares"). We further understand that the Shares will be issued and sold pursuant to resolutions of the Board of Directors of the Company passed January 22, 1999 (the "Resolutions").



For the purpose of this opinion we have reviewed:



1.   certified copy of Resolutions; and



2. such corporate records of the Company and such other documents as we have deemed appropriate to give this opinion.



We have assumed the genuineness of all signatures, the legal capacity of all individuals and the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies or facsimiles thereof.



Based and relying upon and subject to the foregoing and the qualifications hereinafter expressed, we are of the opinion that upon receipt of payment in full therefor in accordance with the Resolutions, the Shares will be validly issued, fully paid and non-assessable.



The foregoing opinion is subject to the qualification that the Shares or any of them, when issued, will not when taken together with the then issued and outstanding share capital of the Company, exceed the authorized capital of the Company.



We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement as it is proposed to be amended and to the use of our name in the Prospectus that is part of the Registration Statement under the caption "Legal Matters."



This opinion is rendered for the sole benefit of the addressee hereof in connection with the Registration Statement and the Prospectus and may not be relied upon by, disclosed to, or filed with any other person without our prior written consent.



Yours truly,

/s/  DuMOULIN BLACK